================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                 SCHEDULE 13G/A



                    Under the Securities Exchange Act of 1934




                             MCMORAN EXPLORATION CO.

                                (Name of Issuer)




                          COMMON STOCK, $0.01 PAR VALUE

                         (Title of Class of Securities)




                                   582411104

                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]      Rule 13d-1(b)

   [X]      Rule 13d-1(c)

   [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

CUSIP NO.                                                              582411104

--------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                                     HM 4 FSC, L.P.
         I.R.S. Identification No. of above person (entities only)
--------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                 (a) [ ]
                                                                                                             (b) [ ]
--------------------------------------------------------------------------------------------------------------------
   3     SEC use only
--------------------------------------------------------------------------------------------------------------------
   4     Citizenship or Place of Organization                                                                  Texas
--------------------------------------------------------------------------------------------------------------------
                                    5     Sole Voting Power                                                        0
  Number of Shares Beneficially     --------------------------------------------------------------------------------
                                    6     Shared Voting Power                                                      0
     Owned by Each Reporting        --------------------------------------------------------------------------------
                                    7     Sole Dispositive Power                                                   0
           Person With              --------------------------------------------------------------------------------
                                    8     Shared Dispositive Power                                                 0
--------------------------------------------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                          0
--------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                        [ ]
--------------------------------------------------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)                                                        0%
--------------------------------------------------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)                                                              PN
--------------------------------------------------------------------------------------------------------------------

CUSIP NO.                                                              582411104

--------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                   Hicks, Muse GP Partners IV, L.P.
         I.R.S. Identification No. of above person (entities only)
--------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                 (a) [ ]
                                                                                                             (b) [ ]
--------------------------------------------------------------------------------------------------------------------
   3     SEC use only
--------------------------------------------------------------------------------------------------------------------
   4     Citizenship or Place of Organization                                                                  Texas
--------------------------------------------------------------------------------------------------------------------
                                    5     Sole Voting Power                                                        0
  Number of Shares Beneficially     --------------------------------------------------------------------------------
                                    6     Shared Voting Power                                                      0
     Owned by Each Reporting        --------------------------------------------------------------------------------
                                    7     Sole Dispositive Power                                                   0
           Person With              --------------------------------------------------------------------------------
                                    8     Shared Dispositive Power                                                 0
--------------------------------------------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                          0
--------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                        [ ]
--------------------------------------------------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)                                                        0%
--------------------------------------------------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)                                                              PN
--------------------------------------------------------------------------------------------------------------------

CUSIP NO.                                                              582411104

--------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                              HM4/GP Partners, L.P.
         I.R.S. Identification No. of above person (entities only)
--------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                 (a) [ ]
                                                                                                             (b) [ ]
--------------------------------------------------------------------------------------------------------------------
   3     SEC use only
--------------------------------------------------------------------------------------------------------------------
   4     Citizenship or Place of Organization                                                                  Texas
--------------------------------------------------------------------------------------------------------------------
                                    5     Sole Voting Power                                                        0
  Number of Shares Beneficially     --------------------------------------------------------------------------------
                                    6     Shared Voting Power                                                      0
     Owned by Each Reporting        --------------------------------------------------------------------------------
                                    7     Sole Dispositive Power                                                   0
           Person With              --------------------------------------------------------------------------------
                                    8     Shared Dispositive Power                                                 0
--------------------------------------------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                          0
--------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                        [ ]
--------------------------------------------------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)                                                        0%
--------------------------------------------------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)                                                              PN
--------------------------------------------------------------------------------------------------------------------

CUSIP NO.                                                              582411104

--------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                            Hicks, Muse Fund IV LLC
         I.R.S. Identification No. of above person (entities only)
--------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                 (a) [ ]
                                                                                                             (b) [ ]
--------------------------------------------------------------------------------------------------------------------
   3     SEC use only
--------------------------------------------------------------------------------------------------------------------
   4     Citizenship or Place of Organization                                                                  Texas
--------------------------------------------------------------------------------------------------------------------
                                    5     Sole Voting Power                                                        0
  Number of Shares Beneficially     --------------------------------------------------------------------------------
                                    6     Shared Voting Power                                                      0
     Owned by Each Reporting        --------------------------------------------------------------------------------
                                    7     Sole Dispositive Power                                                   0
           Person With              --------------------------------------------------------------------------------
                                    8     Shared Dispositive Power                                                 0
--------------------------------------------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                          0
--------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                        [ ]
--------------------------------------------------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)                                                        0%
--------------------------------------------------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)                                                              PN
--------------------------------------------------------------------------------------------------------------------

CUSIP NO.                                                              582411104

--------------------------------------------------------------------------------------------------------------------
   1     Name of Reporting Person                                                                    Thomas O. Hicks
         I.R.S. Identification No. of above person (entities only)
--------------------------------------------------------------------------------------------------------------------
   2     Check the appropriate box if a member of a group (See Instructions)                                 (a) [ ]
                                                                                                             (b) [ ]
--------------------------------------------------------------------------------------------------------------------
   3     SEC use only
--------------------------------------------------------------------------------------------------------------------
   4     Citizenship or Place of Organization                                                          United States
--------------------------------------------------------------------------------------------------------------------
                                    5     Sole Voting Power                                                        0
  Number of Shares Beneficially     --------------------------------------------------------------------------------
                                    6     Shared Voting Power                                                      0
     Owned by Each Reporting        --------------------------------------------------------------------------------
                                    7     Sole Dispositive Power                                                   0
           Person With              --------------------------------------------------------------------------------
                                    8     Shared Dispositive Power                                                 0
--------------------------------------------------------------------------------------------------------------------
   9     Aggregate Amount Beneficially Owned by each Reporting Person (1)                                          0
--------------------------------------------------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                        [ ]
--------------------------------------------------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)                                                        0%
--------------------------------------------------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)                                                              IN
--------------------------------------------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

         (a)      Name of Issuer:  McMoRan Exploration Co.

         (b)      Address of the Issuer's principal executive offices

                  1615 Poydras Street
                  New Orleans, Louisiana 70112

ITEM 2.  IDENTITY AND BACKGROUND.

         (a)      Name of persons filing:   HM 4 FSC, L.P.
                                            HM4/GP Partners, L.P.
                                            Hicks, Muse GP Partners IV, L.P.
                                            Hicks, Muse Fund IV LLC
                                            Thomas O. Hicks

         (b)      Address of Principal Business Office of each Reporting Person:

                  200 Crescent Court
                  Suite 1600
                  Dallas, Texas 75201

         (c)      Citizenship of each Reporting Person:

                  HM 4 FSC, L.P.                              Texas
                  HM4/GP Partners, L.P.                       Texas
                  Hicks, Muse GP Partners IV, L.P.            Texas
                  Hicks, Muse Fund IV LLC                     Texas
                  Thomas O. Hicks                             United States

         (d)      Title of Class of Securities:  Common Stock, $0.01 par value

         (e)      CUSIP Number:  58211104

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

         (a) The Reporting Persons sold all of the shares of Common Stock beneficially owned by them on February 19, 1999.

         (b)      Percent of Class: 0%

         (c)      Number of shares as to which each Reporting Person has:

                  (i)      Sole power to vote or to direct the vote:  0

                  (ii)     Shared power to vote or to direct the vote:  0

                  (iii)    Sole power to dispose or to direct the disposition
                           of:  0

                  (iv)     Shared power to vote or to direct the disposition
                           of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 23, 1999       HM4 FSC, L.P., a Texas limited partnership

                                  By: HM4/GP Partners, L.P.,
                                      its general partner

                                      By: Hicks, Muse GP Partners IV, L.P.,
                                          its general partner

                                          By: Hicks, Muse Fund IV LLC,
                                              its general partner

                                              By:  /s/ MICHAEL D. SALIM
                                                  -----------------------------
                                                      Michael D. Salim
                                                      Chief Financial Officer
                                                      and Senior Vice President


Dated:  February 23, 1999      HM4/GP PARTNERS, L.P., a Texas limited
                               partnership

                                  By: Hicks, Muse GP Partners IV, L.P.,
                                               its general partner

                                      By:  Hicks, Muse Fund IV LLC,
                                           its general partner

                                           By:  /s/ MICHAEL D. SALIM
                                               ---------------------------------
                                                    Michael D. Salim
                                                    Chief Financial Officer and
                                                    Senior Vice President


Dated:  February 23, 1999      HICKS, MUSE GP PARTNERS IV, L.P., a Texas limited
                               partnership

                                  By:  Hicks, Muse Fund IV LLC,
                                       its general partner


                                       By:  /s/ MICHAEL D. SALIM
                                           -------------------------------------
                                            Michael D. Salim
                                            Chief Financial Officer and
                                            Senior Vice President

Dated:  February 23, 1999      HICKS, MUSE FUND IV, LLC, a Texas limited
                               liability company


                               By:   /s/ MICHAEL D. SALIM
                                   ---------------------------------------------
                                     Michael D. Salim
                                     Chief Financial Officer and
                                     Senior Vice President




Dated:  February 23, 1999        /s/ DAVID W. KNICKEL
                               -------------------------------------------------
                               Thomas O. Hicks
                               By:  David W. Knickel, Attorney-in-Fact

                                EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
--------                         -----------

  99.1                    Power of Attorney for Thomas O. Hicks. (Filed as
                          Exhibit 99.5 to Schedule 13D regarding Coho Energy,
                          Inc. filed with the Securities and Exchange Commission on May 20, 1998 and incorporated herein by reference.)

  99.2                    Joint Filing Agreement, dated February 11, 1999, among
                          HM 4 FSC, L.P., HM4/GP Partners, L.P., Hicks, Muse GP
                          Partners IV, L.P. Hicks, Muse Fund IV LLC, and Thomas
                          O. Hicks. (Previously filed)